Exhibit 99.1

JLL Income Property Trust
Earns WELL Health-Safety Ratings Across Portfolio

CHICAGO (Feb. 8, 2022) – JLL Income Property Trust, an institutionally managed daily NAV REIT (NASDAQ: ZIPTAX; ZIPTMX; ZIPIAX; ZIPIMX) with more than $5.9 billion in portfolio assets, announced today it has earned the WELL Health-Safety Rating for 20 properties within its broadly diversified portfolio through the International WELL Building Institute (“IWBI”). The WELL Health-Safety Rating is an evidence-based, third-party verified rating focusing on operational policies, maintenance protocols, effective communication and engagement, and emergency plans to address a post-COVID-19 environment now and into the future.

“We are committed to making a positive impact on the communities in which we invest,” said Allan Swaringen, President and CEO of JLL Income Property Trust. “We’re proud to have earned WELL Health-Safety ratings at a number of our office properties and apartment communities. These ratings provide third-party validation of our commitment to making the spaces our tenants live and work in a healthier, safer place, which is paramount in today’s environment. While health and safety is always a priority, our tenants can now feel confident that industry-leading measures are being taken to keep them healthy.”

Jessica Cooper, Chief Commercial Officer of IWBI, added: “LaSalle is a global leader in real estate assets. In achieving the WELL Health-Safety Rating for multiple office and residential properties across North America, LaSalle is showcasing leadership to scale the impact of health and well-being where people spend most of their time. IWBI congratulates LaSalle for achieving the rating and extending health benefits across the U.S. and Canada.”

The WELL Health-Safety Rating provides a centralized source and governing body to validate efforts made by owners and operators. It leverages insights drawn from the IWBI Task Force on COVID-19, in addition to guidance on the spread of COVID-19 and other respiratory infections developed by the World Health Organization, U.S. Centers for Disease Control and Prevention, global disease control and prevention centers and emergency management agencies. The process also incorporates recognized standard-making associations such as ASTM International and ASHRAE, and leading academic and research institutions, as well as core principles already established by IWBI’s WELL Building Standard, the premier framework for advancing health in buildings and spaces of all kinds.

The WELL Health-Safety Ratings further JLL Income Property Trust’s already robust ESG program. JLL Income Property Trust is the first Daily NAV REIT to receive a Global Real Estate Sustainability Benchmark (“GRESB”) rating, in which it has earned three stars each of the prior three years. JLL Income Property Trust also earned a perfect management score during its 2021 GRESB evaluation. In 2021 The Penfield, a Class A,

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254-unit apartment community in St. Paul, Minnesota, was recognized as part of the “Best in Building Health” awards administered by the Center for Active Design’s Fitwel program.

JLL Income Property Trust is an institutionally managed, daily NAV REIT that brings to investors a growing portfolio of commercial real estate investments selected by an institutional investment management team and sponsored by one of the world’s leading real estate services firms.

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About Jones Lang LaSalle Income Property Trust, Inc. (NASDAQ: ZIPTAX; ZIPTMX; ZIPIAX; ZIPIMX),
Jones Lang LaSalle Income Property Trust, Inc. is a daily NAV REIT that owns and manages a diversified portfolio of high quality, income-producing residential, industrial, grocery-anchored retail, healthcare and office properties located in the United States. JLL Income Property Trust expects to further diversify its real estate portfolio over time, including on a global basis. For more information, visit www.jllipt.com.

About the International WELL Building Institute

The International WELL Building Institute (IWBI) is a public benefit corporation and the world’s leading organization focused on deploying people-first places to advance a global culture of health. IWBI mobilizes its community through the administration of the WELL Building Standard (WELL) and the WELL Health-Safety Rating, management of the WELL AP credential, the pursuit of applicable research, the development of educational resources, and advocacy for policies that promote health and well-being everywhere. More information on WELL can be found here.

International WELL Building Institute pbc is a wholly owned subsidiary of Delos Living LLC. International WELL Building Institute, IWBI, the WELL Building Standard, WELL v2, WELL Certified, WELL AP, WELL Portfolio, WELL Portfolio Score, The WELL Conference, We Are WELL, the WELL Community Standard, WELL Health-Safety Rating, WELL Health-Safety Rated, WELL Health-Equity, WELL Performance Rated, WELL Enterprise Provider, WELL EP, WELL and others, and their related logos are trademarks or certification marks of International WELL Building Institute in the United States and other countries.

About LaSalle Investment Management
LaSalle Investment Management is one of the world's leading real estate investment managers. On a global basis, LaSalle manages over $76 billion of assets in private and public real estate property and debt investments as of Q3 2021. LaSalle's diverse client base includes public and private pension funds, insurance companies, governments, corporations, endowments and private individuals from across the globe. LaSalle sponsors a complete range of investment vehicles including separate accounts, open- and closed-end funds, public securities and entity-level investments. For more information please visit http://www.lasalle.com.

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Contacts:

Scott Sutton
LaSalle Investment Management
Telephone: +1 224 343 5538
Email: scott.sutton@lasalle.com

Doug Allen
Dukas Linden Public Relations
Telephone: +1 646 722 6530
Email: JLLIPT@DLPR.com

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